Exhibit 5.1

The Directors	Our ref	6002745.00097
Amarin Corporation Plc
110 Cannon Street
London EC4N 6AR

and		16 May 2008

Cowen and Company LLC
1221 Avenue of the Americas
New York, NY10020, USA

and

The Parties Listed in Schedule 1 to this Letter

Dear Sirs:

AMARIN CORPORATION PLC (THE "COMPANY")

This Opinion is being delivered to you in connection with the proposed placement by the Company of ordinary shares of £0.50 each in the capital of the Company (the "Ordinary Shares") and series A preference shares of £0.50 each in the capital of the Company proposed to be issued with the rights and subject to the restrictions set out in Exhibit D to the Securities Purchase Agreement (as defined below) (the "Series A Preference Shares" and together with the Ordinary Shares, the "Shares") pursuant to the the securities purchase agreement dated 13 May 2008 and entered into between the Company and the persons listed in Exhibit A thereto (the "Securities Purchase Agreement") and the securities purchase agreement dated 13 May 2008 and entered into between the Company and the persons listed in Exhibit A thereto (the "Directors' SPA").

1.	Documents

For the purposes of this Opinion, we have examined only the following:

1.1	a copy of the certificate of incorporation and memorandum and articles of association of the Company as at 16 May 2008;

1.2
a certificate from the Company Secretary of the Company (the "Secretary's Certificate") of the same date as this Opinion confirming, inter alia, the amount of the Company's authorised but unissued share capital, the nominal amount of relevant securities which the directors are authorised to allot under section 80 of the UK Companies Act 1985 (as amended) (the "Act") and the extent of the powers to allot equity securities conferred on the directors of the Company under section 95 of the Act;

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16 May 2008

1.3
information on the file held at Companies House in respect of the Company disclosed by an online search carried out by us at Companies House at 11:30 am on 16 May 2008, for the sole purpose of giving the opinion in paragraph 3(a) below;

1.4	a certificate of good standing relating to the Company dated 14 May 2008;

1.5
copies of the minutes of a meeting of the board of directors of the Company held on 17 March 2008 and meetings of a committee of the board of directors of the Company held on 9 May 2008 and 16 May 2008, copies of which are attached to the Secretary's Certificate;

1.6	a copy of the resolutions of the Company's shareholders dated 19 July 2007, a copy of which is attached to the Secretary's Certificate;

1.7	an executed copy of the Securities Purchase Agreement dated 13 May 2008; and

1.8	an executed copy of the Directors' SPA dated 13 May 2008.

but in relation to 1.7 and 1.8 above, for the sole limited purpose of this Opinion and specifically not in relation to compliance with the laws of the United States or any State or jurisdiction thereof, the rules of any non-UK regulatory body (including without limitation, the United States Securities and Exchange Commission ("SEC")), any securities exchange (including without limitation, NASDAQ)  or matters of fact.

2.	Assumptions

For the purposes of this Opinion we have assumed without investigation:

2.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

2.2	the capacity, power and authority of each of the parties (other than the Company) to enter into and perform any documents reviewed by us;

2.3
the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations (other than the execution by the Company of the Securities Purchase Agreement and the Directors' SPA);

2.4	that all agreements examined by us are legal, valid and binding under the laws by which they are (or are expressed to be) governed;

2.5
that the contents of the Secretary's Certificate were true when given and remain true and that there is no matter not referred to in that Certificate which would make any of the information in the Secretary's Certificate incorrect or misleading;

2.6	that no change has occurred to the information on file at Companies House since the time of our search at 11:30 am on 16 May 2008;

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16 May 2008

2.7
that, having undertaken such Companies House search and a winding up search at the Companies Court in England on 16 May 2008 and having made enquiries of the Company Secretary (the "Searches and Enquiries") (but having made no other searches or enquiries) and the Searches and Enquiries not revealing any of the same, no members' or creditors' voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator or similar officer has been appointed in relation to the Company or any of its assets;

2.8	that:

(a)	no alteration shall have been made as at the date of allotment of the Shares to either the memorandum of association or the articles of association of the Company; and

(b)
at the time of issue of the Shares the Company shall have received in full in cash the subscription price payable for the Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all the Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment;

2.9	that:

(a)
as at the date of allotment of the Shares (other than those Shares issued and allotted on the date of the First Closing (as defined in the Securities Purchase Agreement) the directors of the Company shall have sufficient authorities and powers conferred on them to allot the Shares under section 80 of the Act and under section 95 of the Act as if section 89(1) of the Act did not apply to such allotment;

(b)
the directors have used and will use all their authorities and have exercised and will exercise all their powers in connection with the allotment and issue of the Shares and setting the subscription price and (in respect only of our opinions given below relating to the Directors' SPA) in relation to the matters referred to in paragraph 2.14 below in each case bona fide in the interests of the Company and at all times in accordance with their duties as directors pursuant to the Companies Act 2006;

(c)	the Company shall not issue (or purport to issue) Shares having an aggregate nominal value in excess of £69,191,595.30;

(d)	no Shares shall be issued at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency); and

(e)
(in respect only of our opinion given at paragraph 3(d) below) as at the date of any conversion of Series A Preference Shares into Ordinary Shares, there shall not have been any consolidation or sub-division of either the Ordinary Shares or the Series A Preference Shares, such that the Series A Preference Shares may be converted into Ordinary Shares by redesignation as such and without any requirement for such shares to be redeemed;

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16 May 2008

2.10	that the Shares shall not be offered to the public in the United Kingdom in breach of any UK laws or regulations concerning the offer of securities to the public;

2.11	that the Company's American Depositary Shares represent shares in the Company on a one-for-one basis;

2.12	that no shares or securities in the Company are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of the Financial Services and Markets Act 2000);

2.13	that the Company is not resident in the United Kingdom for the purposes of the City Code on Takeovers & Mergers; and

2.14
(in respect only of our opinions given below relating to the Directors' SPA) that the directors of the Company (other than those directors who are party to the Directors' SPA (the "Independent Directors")) will, prior to the Directors' SPA coming into effect in accordance with section 1.2 thereof, resolve at a meeting of the board of directors of the Company, duly convened and held, and at which each director fully discloses his interests in the Directors' SPA in accordance with section 317 of the Act, that it is in the best interests of the Company, and likely to promote the success of the Company for the benefit of its members as a whole, for the Directors' SPA to become binding on the Company in accordance with its terms and for the Company not to withdraw from the Directors' SPA.

3.	Opinion

Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

(a)
the Company is duly incorporated and validly existing under the laws of England and Wales and is authorised pursuant to its memorandum of association to carry on any trade or business which can in the opinion of the board of directors be advantageously carried on and has corporate power to execute the Securities Purchase Agreement and the Directors' SPA and to allot and issue the Shares as described therein;

(b)
the Securities Purchase Agreement and the Directors' SPA have been duly authorised, executed and delivered by the Company. Such execution of the Securities Purchase Agreement and the Directors' SPA by the Company does not conflict with the memorandum and articles of association of the Company, nor with the laws of England and Wales;

(c)
upon payment therefor, the Shares will have been duly authorised and validly issued and will be fully paid and non-assessable. For the purposes of this opinion, we have assumed the term "non-assessable" in relation to the Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares;

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(d)
no further approval of the shareholders of the Company is required in connection with the allotment and issue of the Shares and the performance by the Company of the Securities Purchase Agreement and the Directors' SPA; and

(e)
provided the choice of law is made bona fide, and subject to and in accordance with the rules of private international law, as applied by the English courts, an English court would recognise the law of the State of New York as the law governing the Securities Purchase Agreement.

4.	Reservations

Our reservations are as follows:

4.1	we have relied, without further investigation, on the contents of the Secretary's Certificate and all matters referred to therein;

4.2
we express no opinion as to any law other than English law in force, and as interpreted, at the date of this Opinion.  We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction.  In particular and without prejudice to the generality of the foregoing, we have not independently investigated, and we give no opinion regarding, the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including without limitation, SEC) or any securities exchange (including without limitation, NASDAQ) for the purpose of this Opinion;

4.3
this Opinion deals exclusively with the statutory authorities and powers required by the directors of the Company to allot the Shares and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions' guidelines;

4.4
the information contained in searches obtained from the Registrar of Companies is not always up to date or complete as a result of inaccuracies or delays in filing by the persons responsible and/or misfiling or delays by staff at Companies House;

4.5
the list of members maintained by the Company's registrars does not disclose details of the payment up of any Shares, such details being recorded by the Company in a separate register of allotments which contains certain of the information required under the Act and we assume that the same procedure will be adopted in relation to the Shares;

4.6
other than those shares allotted on the date of the First Closing (as defined in the Securities Purchase Agreement) no allotment of any Shares has yet taken place and no such allotment may in any event take place; and

4.7
a member of a company incorporated under the laws of England and Wales may apply to the English courts under Part XVII of the Act on the grounds that the affairs of the company are being or have been conducted in a manner unfairly prejudicial to members' interests, and in such circumstances, the court may (inter alia) require the company to refrain from doing or continuing an act complained of by the petitioner.

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This Opinion speaks only as at the date hereof.  Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressees (or any third party) of any changes in the law or facts that may occur after the date of this Opinion.

This Opinion is given on condition that it is governed by and shall be construed in accordance with English law in force and as interpreted at the date of this Opinion and that any action arising out of this Opinion is subject to the exclusive jurisdiction of the English courts.

This Opinion is given solely to you for the purpose of the Securities Purchase Agreement and the Directors' SPA.  It may not be used nor relied upon for any other purpose or by any other person.

Yours faithfully

Kirkpatrick & Lockhart Preston Gates Ellis LLP

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16 May 2008

Schedule 1

Purchaser:	Address:
Caduceus Private Investments III, LP	767 Third Avenue, 30th Floor, New York, NY10017, USA
Orbimed Associates III, LP	767 Third Avenue, 30th Floor, New York, NY10017, USA
Sofinnova Venture Partners VII, L.P.	140 Geary Street, 10th Floor, San Francisco, CA 94108, USA
Panorama Capital, L.P.	2440 Sand Hill Road, Suite 302, Menlo Park, CA 94025, USA
Thomas, McNerney & Partners II, L.P.	One Stamford Plaza, 263 Tresser Boulevard, Suite 1620, Stamford, CT 06901, USA
TMP Nominee II, LLC	One Stamford Plaza, 263 Tresser Boulevard, Suite 1620, Stamford, CT 06901, USA
TMP Associates II, L.P.	One Stamford Plaza, 263 Tresser Boulevard, Suite 1620, Stamford, CT 06901, USA
Longiture Venture Partners, L.P.	3000 Sand Hill Road, Building 1, Suite 230, Menlo Park, CA 94025, USA
Fountain Healthcare Partners Fund 1, L.P.	Adelaide Chambers, Peter Street, Dublin 8, Ireland